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                                                                    EXHIBIT 99.1


      EQUISTAR CHEMICALS INCREASES SYNERGY OPPORTUNITIES WITH COMPLETION
                        OF TRANSACTION WITH OCCIDENTAL


Houston, TX; Red Bank, NJ; London, England; Los Angeles, CA - May 15, 1998 - Lyondell Petrochemical Company (NYSE:LYO), Millennium Chemicals Inc. (NYSE:MCH) and Occidental Petroleum Corporation (NYSE:OXY) today announced the completion of the transaction to expand Equistar Chemicals, LP with the addition of the ethylene, propylene, ethylene oxide (EO) and derivatives operations of Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation.

"It is very good news for Equistar and its owners that we were able to close the transaction less than two months after it was originally announced," said Dan F. Smith, President and Chief Executive Officer of Lyondell, who also serves as CEO of Equistar. "We are now able to focus on quickly integrating these businesses into Equistar and capturing the additional synergies that this expansion creates. This will provide additional earnings for Lyondell and our partners during all parts of the business cycle."

Equistar now ranks as one of the world's largest chemical producers with total annual revenues of almost $6 billion. The company is the second-largest producer of ethylene in the world, with more than 11.4 billion pounds of annual capacity, and the world's third-largest producer of propylene, with almost 5 billion pounds of annual capacity. Equistar is already the largest producer of polyethylene in North America.

With the completion of the transaction, Lyondell Petrochemical Company has a 41% ownership interest in Equistar; Millennium and Occidental each have a 29.5% share.

The expansion of the Equistar partnership:

        . Increases Equistar's profit improvement synergy opportunities to more than $275 million per year by year-end 2000.
        . Diversifies the product line into additional ethylene derivatives with the addition of ethylene oxide, ethylene glycol and ethylene oxide derivatives.
        . Improves Equistar's distribution system with the addition of more than 950 miles of owned and leased ethylene/propylene pipelines that span from Corpus Christi to Lake Charles on the U.S. Gulf Coast.

Included in the transaction are Occidental's olefins business, with operations at Corpus Christi and Chocolate Bayou, TX; ethylene oxide, ethylene glycol and ethylene oxide derivatives businesses located at Bayport, TX; and Occidental's 50% ownership of PD Glycol, which operates EO/EG plants at Beaumont, TX. (PD Glycol is a 50/50 joint venture with DuPont.) Additionally, the Occidental Lake Charles, LA, olefins plant and related pipeline will be leased to Equistar.

In connection with the transaction, Occidental Petroleum will contribute $205 million of debt to Equistar and receive $420 million. Millennium will receive $75 million.

William M. Landuyt, Chairman and CEO of Millennium Chemicals Inc., said, "Successfully closing this transaction earlier than expected is a testament to the spirit of the partnership and teamwork that defines Equistar. That kind of attitude gives us confidence that we will meet or exceed our synergy and value-creation goals in what is now an even more EVA(R) and earnings-accretive combination."




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Dr. Dale Laurance, President of Occidental Petroleum, said, "Because this partnership is a world leader in its industry, it will enjoy significant economies of scale and operating synergies, which will result in Occidental earning a stronger return on its petrochemical assets. In addition, we received $625 million upon entering the partnership, which helped us achieve our goal of raising $4.7 billion to fund our acquisition of the Elk Hills field and our common stock repurchase program."


Lyondell Petrochemical Company is a major chemical and refining company, with majority ownership positions in the premier olefins, polymers and refining companies in North America Lyondell is:

        . The largest producer of ethylene, propylene and polyethylene in North America and a leading producer of performance polymers including color concentrates and compounds, wire and cable resins and compounds, adhesive resins and fine powers through its 41% interest in Equistar Chemicals, LP.
        . One of the largest and most profitable refiners in the United States, processing very heavy Venezuelan crude oil to produce conventional and reformulated gasoline, low sulfur diesel and jet fuel, through its 58.75% interest in LYONDELL-CITGO Refining Company Ltd.
        . The third-largest methanol producer in the U.S., through its 75% interest in Lyondell Methanol Company LP.

Millennium Chemicals Inc. is a major international chemical company, with leading market positions in a broad range of commodity, industrial performance and specialty chemicals.

Millennium Chemicals Inc. is:

        . The second-largest producer of TiO(2) in the world and a leading producer of titanium tetrachloride;
        . The second-largest producer of acetic acid and vinyl acetate monomer in the United States;
        .  A leading producer of fragrance and flavor chemicals and other products, including cadmium/selenium pigments and silica gel; and
        .  Through its partnership interest in Equistar Chemicals LP, a partner in the largest producer of ethylene, propylene and polyethylene in
           North America and a leading producer of high value-added specialty polymers, color concentrates and polymeric powders.

Occidental Petroleum Corporation has operations in two main businesses: oil and gas and chemicals. In oil and gas, Occidental has ongoing production and exploration in 19 countries, including the United States. Occidental's OxyChem subsidiary is one of the world's largest commodity chemical producers, with interests in chlorovinyl and, specialty businesses.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the Securities and Exchange Commission filings of Lyondell, Millennium Chemicals and Occidental Petroleum.